4:

A special meeting of the fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	804,985,566.37	93.917
Withheld	52,140,231.84	6.083
TOTAL	857,125,798.21	100.000
Albert R. Gamper, Jr.
Affirmative	803,305,223.52	93.721
Withheld	53,820,574.69	6.279
TOTAL	857,125,798.21	100.000
Abigail P. Johnson
Affirmative	806,136,732.59	94.051
Withheld	50,989,065.62	5.949
TOTAL	857,125,798.21	100.000
Arthur E. Johnson
Affirmative	805,065,419.50	93.926
Withheld	52,060,378.71	6.074
TOTAL	857,125,798.21	100.000
Michael E. Kenneally
Affirmative	807,527,357.13	94.213
Withheld	49,598,441.08	5.787
TOTAL	857,125,798.21	100.000
James H. Keyes
Affirmative	804,877,830.47	93.904
Withheld	52,247,967.74	6.096
TOTAL	857,125,798.21	100.000
Marie L. Knowles
Affirmative	802,464,417.87	93.623
Withheld	54,661,380.34	6.377
TOTAL	857,125,798.21	100.000
	# of Votes	% of Votes
Kenneth L. Wolfe
Affirmative	801,765,212.78	93.541
Withheld	55,360,585.43	6.459
TOTAL	857,125,798.21	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	598,482,451.32	69.824
Against	102,367,215.94	11.943
Abstain	54,192,165.27	6.323
Broker Non-Votes	102,083,965.68	11.910
TOTAL	857,125,798.21	100.000

A Denotes trust-wide proposal and voting results.